Exhibit 16.1

Deloitte & Touche LLP 3900 U.S. Bancorp Tower 111 S.W. Fifth Ave. Portland, OR 97204-3642 USA

Tel: +1 503 222 1341 Fax: +1 503 224 2172 www.deloitte.com

March 2, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01(a) of FEI Company’s Form 8-K dated March 2, 2010, and we agree with the statements made therein.

Yours truly,

/s/ Deloitte & Touche LLP